Exhibit 21.1
SUBSIDIARIES OF CBOE GLOBAL MARKETS, INC.
AS OF DECEMBER 31, 2024

Name of Subsidiary	Jurisdiction of Organization
BIDS Holdings L.P.	Delaware
Cboe Ascent Holdings, LLC	Delaware
Cboe Bats, LLC	Delaware
Cboe BZX Exchange, Inc.	Delaware
Cboe C2 Exchange, Inc.	Delaware
Cboe Canada Inc.	Ontario
Cboe Clear Europe N.V.	Netherlands
Cboe EDGX Exchange, Inc.	Delaware
Cboe Europe B.V.	Netherlands
Cboe Europe Limited	England and Wales
Cboe Exchange, Inc.	Delaware
Cboe Futures Exchange, LLC	Delaware
Cboe Services Company	Delaware
Cboe Worldwide Holdings Limited	England and Wales
Omicron Acquisition Corp.	Delaware

The above is a list of Cboe Global Markets, Inc.’s subsidiaries as of December 31, 2024, and the states or jurisdictions in which they are organized. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, excluded from the list are subsidiaries that, if considered in the aggregate, would not constitute a “significant subsidiary” as defined by Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.